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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of report: July 2, 1996
            (Date of earliest event reported)


                          NORTH EAST INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

       Maine                       0-11184                   01-0278387
 (State or other                 (commission              (I.R.S Employer
  jurisdiction of                 File No.)                Identification No.)
  incorporation or
  organization)

                    482 Payne Road, Scarborough, Maine    04074
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number: (207) 883-2232




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Item 5. Other Events.

On July 2, 1996, the Registrant commenced a private [placement of up to 1,500,000 authorized but unissued shares of its Common Stock, at an offering price of $1.20 per share. The offered shares will not be registered under the Securities Act of 1933, as amended (the "Act"). Under federal and state securities laws, the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The offering period will expire August 15, 1996, subject to extension by the Registrant from time to time until not later than January 31, 1997. The offering will be made solely by means of a confidential private placement memorandum, distributed to persons believed to be accredited investors within the meaning of Rule 501(a) of Regulation D under the Act. Shares sold pursuant to the offering will constitute "restricted securities" for purposes of Rule 144 of the Act and will be subject to various limitations on resale.

If all of the offered shares are sold, the Registrant expects to receive proceeds (net of Placement Agent compensation and other offering expenses) of approximately $1.6 million. The minimum size of the offering is 1,000,000 shares, which would result in expected proceeds (net of offering expenses) of approximately $1 million.

The net proceeds from the offering will provide the Registrant with additional statutory and working capital. A possible alternative use of net proceeds would be to fund a repurchase of up to 810,000 shares of outstanding Common Stock of the Registrant from Bernard D. Gershuny, if such shares were to become available for purchase, and up to 215,000 shares of outstanding Common Stock presently held of record by First National Life & Casualty. As reported in the Registrant's Form 8-K report dated May 14, 1996, an outside investor group (Ballantrae Partners LLC) has entered into an agreement to purchase all 810,000 shares of Mr. Gershuny, subject however to receipt of certain regulatory and judicial approvals on or before December 31, 1996.

This notice is given pursuant to Rule 135c of the Act.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             NORTH EAST INSURANCE COMPANY

Date: July 2, 1996                           By: /s/Graham E. Payne
                                                 -----------------------------
                                                 Treasurer and Chief
                                                 Financial Officer